Exhibit 99.1

NOTICE OF PARTIAL REDEMPTION

TO THE HOLDERS OF
7.60% SERIES A NOTES DUE 2041
OF
TELEPHONE AND DATA SYSTEMS, INC.

CUSIP NUMBER 879433 878

NOTICE IS HEREBY GIVEN, pursuant to the Indenture dated as of November 1, 2001 between Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., formerly known as the Bank of New York Trust Company, N.A., as successor in interest to BNY Midwest Trust Company (the “Trustee”), and the First Supplemental Indenture thereto dated as of November 28, 2001, as amended by the Second Supplemental Indenture dated as of May 31, 2002 (collectively the “Indenture”), as follows:

(1)        The Company’s 7.60% Series A Notes due 2041 (the “Notes”) are hereby called for redemption in part.  The CUSIP number of the Notes is 879433 878.

(2)        The date fixed for redemption is December 27, 2010 (the “Redemption Date”).  Pursuant to the terms of the Indenture and the Notes, the Notes are redeemable at the option of the Company at any time on and after December 5, 2006.

(3)        Pursuant to the terms of the Indenture and the Notes, the Notes will be redeemed at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”).

(4)        Payment of the Redemption Price will be made, upon presentation and surrender of the Notes, at the office of the following Paying Agent of the Company:

The Bank of New York Mellon
111 Sanders Creek Parkway
East Syracuse, New York 13057
Attn:  Corporate Trust Operations

(5)        Interest accrued to the Redemption Date will be paid as specified in this notice, and from and after said date interest will cease to accrue.

(6)        The Notes will be redeemed in part as follows:  $217,500,000 aggregate principal amount of the $500,000,000 outstanding Notes are to be redeemed.  Pursuant to the terms of the Notes, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $25 in principal amount at maturity or less shall be redeemed in part.  If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

(7)        Neither the Company nor the Trustee shall be responsible for the accuracy of the CUSIP number either as printed on the Notes or as set forth in this Notice of Redemption.  The CUSIP number set forth above is included solely for the convenience of the holders of the Notes.

(8)        Prior to or on the Redemption Date, the Company shall deposit with the Paying Agent money sufficient to pay the Redemption Price of all Notes to be redeemed.  The redemption of the Notes is subject to the receipt of the aggregate Redemption Price by the Paying Agent on or before the Redemption Date and this notice shall be of no effect unless such moneys are so received on or before such date

(9)        Withholding of 28% of gross redemption proceeds of any payment made within the United States may be required unless the Paying Agent has the correct taxpayer identification number (social security or employer identification number) or certificate of exemption from back-up withholding from the payee.  If necessary, please furnish a properly completed Form W-9 or exemption certificate or equivalent when presenting your Notes.

(10)      Capitalized terms used but not otherwise defined herein are used as defined in the Indenture.

TELEPHONE AND DATA SYSTEMS, INC.

Dated:  November 26, 2010